Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS RECORD THIRD QUARTER SALES AND PROFIT

•                  Increased sales 8%.  Consumer business sales rose 9% and industrial business sales rose 7%.

•                  Reported earnings per share of $0.43.  On a comparable basis, excluding restructuring charges, earnings per share increased 7% to $0.45.

•                  Reaffirmed expectation to increase earnings per share 9-11% for fiscal year 2007 on a comparable basis.

SPARKS, MD, SEPTEMBER 27—McCormick & Company, Incorporated (NYSE:MKC), today reported record results for the third quarter ended August 31, 2007 and reaffirmed guidance for the fiscal year.  For the third quarter, earnings per share were $0.43 compared to $0.32 in the prior year.  On a comparable basis, excluding restructuring charges, the Company increased earnings per share 7% to $0.45 in the third quarter of 2007, compared to earnings per share of $0.42 a year ago.

Robert J. Lawless, Chairman and CEO, commented, “We were pleased to achieve strong sales increases in both domestic and international markets.  Despite higher material costs, our net income and earnings per share were on target.  For the 2007 fiscal year we reaffirm our expectations to grow sales 5-7% and increase earnings per share 9-11% on a comparable basis.”

Sales in the third quarter rose 8%, which was an increase of 6% in local currency.  The Company increased sales significantly in international markets with a 12% increase in Europe and a 21% increase in the Asia/Pacific region.  The increases were primarily from favorable foreign exchange rates as well as higher volume.  Sales in North America rose 6% due to favorable price and product mix as well as higher volume.  In the U.S. consumer business, a portion of the third quarter volume increase related to an estimated $9-11 million of earlier shipments for the fall season.  The elimination of lower margin business reduced sales 1% during the third quarter of 2007.

A decrease of 0.9 percentage points in gross profit margin was primarily due to the impact of higher material costs on the industrial business.  The impact of these higher costs on margin more than offset the benefit of savings from the Company’s restructuring program that are being realized in 2007.  While the Company continues to take pricing actions to offset increased material costs, gross profit margin will continue to be under pressure through the remainder of fiscal year 2007. Selling, general and administrative expense was favorably impacted by cost savings as well as lower incentive compensation expense in the third quarter of 2007.

Earnings per share were $0.43 compared to $0.32 in the third quarter of 2006.  Charges related to the Company’s restructuring program decreased earnings per share $0.02 in the third quarter of 2007 compared to $0.10 in the third quarter of 2006.  Excluding these impacts in both periods, earnings per share rose $0.03 driven by sales growth and higher operating income margin.  The unfavorable impacts of a higher tax rate and increased interest expense were offset in part by lower average shares outstanding.  The Company increased its pace of share buyback activity during the third quarter with repurchases of $89 million compared to $28 million in the third quarter of 2006 bringing the year-to-date repurchases to $147 million.  It also reaffirmed its guidance for share repurchases of up to $180 million in 2007.

For the 2007 fiscal year, on a comparable basis, which excludes the impact of restructuring charges, the Company expects to grow earnings per share 9-11% in 2007.  Including estimated restructuring charges of $0.18, 2007 earnings per share are projected to be in the range of $1.69-$1.73.

Mr. Lawless further stated, “We are on track for 2007 to be another record year at McCormick.  We have passed the half-way point of our 3-year restructuring program and are realizing cost savings from our actions to simplify our business and improve profitability.  Both our consumer and industrial segments are benefiting from this program, as well as the key growth initiatives that are driving sales with innovative new products, revitalization of our core products and more effective marketing.  This progress is a testament to the capabilities, energy and effort of McCormick employees around the world.”

Business Segment Results

Consumer Business
(in thousands)	Three Months Ended		Nine Months Ended
	8/31/07	8/31/06	8/31/07	8/31/06
Net sales	$387,423	$357,059	$1,134,704	$1,051,877
Operating income	66,303	49,260	170,074	114,238
Operating income, excluding restructuring charges	70,513	60,679	183,843	155,692

In the third quarter, sales for McCormick’s consumer business rose 9%, which was an increase of 6% in local currency.  The increase was led by higher volume that included an estimated 2-3% benefit related to earlier shipments for the fall season when compared to the third quarter of 2006.  In addition to higher volume, favorable price and product mix also increased sales.  Consumer sales in the Americas rose 8% and 7% in local currency.  Earlier shipments for the fall season added an estimated 4-5% to sales.    The Company grew sales of Hispanic items, seafood complements, Zatarain’s brand and gourmet products in the U.S. and the Club House brand in Canada.  Consumer sales in Europe increased 10%, which was an increase of 3% in local currency.  Increases in the U.K. and France were achieved with marketing support behind branded products and pricing actions.  In the Asia/Pacific region, sales rose 11%, which was an increase of 1% in local currency.  Double-digit sales growth in China was largely offset by poor sales performance in Australia.

In the third quarter, consumer business operating income excluding restructuring charges rose to $70.5 million from $60.7 million in 2006.  This was an increase of 16%, driven primarily by higher sales and lower selling, general and administrative expense.

Industrial Business
(in thousands)	Three Months Ended		Nine Months Ended
	8/31/07	8/31/06	8/31/07	8/31/06
Net sales	$328,804	$306,036	$921,377	$860,825
Operating income	22,585	14,906	52,072	28,919
Operating income, excluding restructuring charges	22,585	22,745	57,565	53,109

In the third quarter, sales for McCormick’s industrial business increased 7%, which was an increase of 5% in local currency.  The impact of the Company’s actions to eliminate lower margin customers and products reduced sales in the third quarter by 2%.  The remaining increase of 7% had equal contributions from volume and from price and product mix.  Industrial sales in the Americas rose 3%, which was an increase of 2% in local currency.  The elimination of lower margin customers and products in this part of the industrial business reduced sales 2%.  Higher sales were driven largely by price increases related to higher material costs.  Increased volume of snack seasonings and new products for large food manufacturers were offset by lower demand from restaurant customers that was related to general industry weakness.  In Europe, industrial sales rose 16%, which was an increase of 9% in local currency, with continued strength in sales of condiments and of seasonings for snack products.  In addition, sales of branded food service products in the U.K. contributed to the increase.  In this region, the elimination of lower margin customers reduced sales 2%.  Sales in the Asia/Pacific region rose 27%, which was an increase of 19% in local currency, with significant gains in both China and Australia.

In the third quarter, industrial business operating income excluding restructuring charges was $22.6 million compared to $22.7 million in 2006.  The benefit of higher sales and lower selling, general and administrative expense was offset by significant increases in several commodities.

Non-GAAP Financial Measures

The pro forma information excluding restructuring charges in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”).  Management believes the pro forma information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects.  This information is also used by management to measure the profitability of our on-going operations.  Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to a restructuring program in 2007 and 2006.

(in thousands except per share data)	Three Months Ended		Nine Months Ended
	8/31/07	8/31/06	8/31/07	8/31/06
Net income	$56,848	$43,068	$142,502	$119,100
Impact of restructuring charges (credits)	2,996 *	13,253 *	14,076 *	17,207 *
Pro forma net income	$59,844	$56,321	$156,578	$136,307

Earnings per share—diluted	$0.43	$0.32	$1.07	$0.88
Impact of restructuring charges (credits)	0.02	0.10	0.10	0.13
Pro forma earnings per share—diluted	$0.45	$0.42	$1.17	$1.01
% increase versus prior period	7.1%		15.8%

* The impact of restructuring activity on net income includes:
Restructuring charges included in Cost of good sold	$(1,365)	$(1,723)	$(2,614)	$(6,426)
Restructuring charges	(2,845)	(17,535)	(16,648)	(59,218)
Tax impact included in income taxes	1,180	5,752	5,997	21,656
Gain/(Loss) on sale of unconsolidated operations	34	253	(811)	26,781
	$(2,996)	$(13,253)	$(14,076)	$(17,207)

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. EDT.  The conference call will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  Actual results could differ materially from those projected in the forward-looking statements.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry—to foodservice and food manufacturers as well as to retail outlets.

#  #  #

For information contact:

Corporate Communications:  John McCormick (410-771-7110 or
john_mccormick@mccormick.com)
Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)
9/2007

Third Quarter Report	McCormick & Company, Incorporated
Consolidated Income Statement (Unaudited)
(In thousands except per-share data)

	Three Months Ended		Nine Months Ended
	8/31/2007	8/31/2006	8/31/2007	8/31/2006
Net sales	$716,227	$663,095	$2,056,081	$1,912,702
Cost of goods sold	431,898	393,818	1,235,600	1,153,775
Gross profit	284,329	269,277	820,481	758,927
Gross profit margin	39.7%	40.6%	39.9%	39.7%
Selling, general and administrative expense	192,596	187,576	581,687	556,552
Restructuring charges	2,845	17,535	16,648	59,218
Operating income	88,888	64,166	222,146	143,157
Interest expense	15,805	14,048	44,890	39,234
Other income, net	(2,411)	(2,078)	(6,482)	(5,000)
Income from consolidated operations before income taxes	75,494	52,196	183,738	108,923
Income taxes	23,200	13,647	55,944	30,739
Net income from consolidated operations	52,294	38,549	127,794	78,184
Income from unconsolidated operations	4,596	4,398	16,192	16,442
Gain / (Loss) on sale of unconsolidated operations	34	253	(811)	26,781
Minority interest	(76)	(132)	(673)	(2,307)
Net income	$56,848	$43,068	$142,502	$119,100

Earnings per common share—basic	$0.44	$0.33	$1.10	$0.90
Earnings per common share—diluted	$0.43	$0.32	$1.07	$0.88

Average shares outstanding—basic	129,096	131,587	129,799	132,119
Average shares outstanding—diluted	132,405	134,829	133,326	135,197

Third Quarter Report	McCormick & Company, Incorporated
Consolidated Balance Sheet (Unaudited)
(In thousands)

	8/31/2007	8/31/2006
Assets
Current assets
Cash and cash equivalents	$45,724	$37,712
Receivables, net	399,859	327,822
Inventories	439,859	417,095
Prepaid expenses and other current assets	58,151	47,134
Total current assets	943,593	829,763
Property, plant and equipment, net	469,514	457,253
Goodwill and intangible assets, net	1,040,108	977,629
Prepaid allowances	46,682	43,069
Investments and other assets	173,448	153,004
Total assets	$2,673,345	$2,460,718

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$455,686	$152,843
Trade accounts payable	209,333	188,509
Other accrued liabilities	338,940	348,322
Total current liabilities	1,003,959	689,674
Long-term debt	417,972	566,140
Other long-term liabilities	272,851	285,134
Total liabilities	1,694,782	1,540,948
Minority interest	9,233	3,267
Shareholders’ equity
Common stock	489,406	431,628
Retained earnings	298,787	378,893
Accumulated other comprehensive income	181,137	105,982
Total shareholders’ equity	969,330	916,503
Total liabilities and shareholders’ equity	$2,673,345	$2,460,718

Third Quarter Report	McCormick & Company, Incorporated
Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended
	8/31/2007	8/31/2006
Cash flows from operating activities
Net income	$142,502	$119,100
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	61,389	61,282
Stock based compensation	17,489	20,500
Loss / (Gain) on sale of unconsolidated operation	811	(26,781)
Income from unconsolidated operations	(16,192)	(16,442)
Changes in operating assets and liabilities	(192,713)	(46,789)
Dividends from unconsolidated affiliates	9,674	9,100
Net cash flow from operating activities	22,960	119,970

Cash flows from investing activities
Acquisitions of businesses	(15,943)	(102,616)
Capital expenditures	(50,632)	(51,750)
Proceeds from redemption of unconsolidated operation	—	9,236
Proceeds from sale of property, plant and equipment	111	379
Net cash flow used in investing activities	(66,464)	(144,751)

Cash flows from financing activities
Short-term borrowings, net	223,642	46,907
Long-term debt borrowings	—	298,553
Long-term debt repayments	(344)	(197,553)
Proceeds from exercised stock options	34,118	34,070
Common stock acquired by purchase	(146,828)	(87,952)
Dividends paid	(78,095)	(71,420)
Net cash flow provided by (used in) financing activities	32,493	22,605

Effect of exchange rate changes on cash and cash equivalents	7,692	9,625
Increase/(decrease) in cash and cash equivalents	(3,319)	7,449
Cash and cash equivalents at beginning of period	49,043	30,263

Cash and cash equivalents at end of period	$45,724	$37,712